Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Energy Announces Completion of Hedge Reset Transactions
Princeton, NJ; (November 21, 2006)—NRG Energy, Inc. (NYSE: NRG) today completed its Hedge Reset transactions announced on November 3, 2006. These transactions included approximately $1.35 billion in payments made to hedge counterparties to reset the price levels to current market prices of certain legacy hedges acquired in February 2006. The payments were funded with $250 million from existing cash balances and the proceeds of today’s closing of a public offering of $1,100 million in aggregate principal amount of 7.375% senior notes due 2017.
NRG also announced today the approval and closing of an amendment to its existing senior credit facilities. The amendments, among other things:
•	permit the incurrence of the debt to fund the hedge resets described above;

•	increase the amount of the synthetic letter of credit facility from $1,000 million to $1,500 million to support incremental hedging activity;

•	increase to $500 million the amount immediately available for unrestricted use by the Company, which may be used among other things for share repurchases; and

•	provide additional flexibility to NRG with respect to certain covenants governing or restricting the use of excess cash flow, new investments, new indebtedness and permitted liens.
“We received a very favorable response from our senior credit facility holders and the high yield note market,” commented Robert Flexon, NRG Executive Vice President and Chief Financial Officer. “Completing these transactions provides the Company with a more appropriate level of flexibility to execute our capital allocation plans,” added Flexon.
NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in Texas and the Northeast, South Central and West regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities and thermal energy production. NRG also has ownership interests in generating facilities in Australia, Germany and Brazil.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause NRG’s actual results to different materially from those contemplated in the forward-looking statements included in this new release may be found with information regarding risks and uncertainties that may affect NRG’s future results, which are included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
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NRG News Realease

Contacts:

Investors:	Media:
Nahla Azmy	Meredith Moore
609.524.4526	609.524.4522

Kevin Kelly	Lori Neuman
609.524.4527	609.524.4525

Jon Baylor
609.524.4528